UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2015, Trian Fund Management, L.P. issued the following press release:

TRIAN ISSUES OPEN LETTER TO DUPONT STOCKHOLDERS

Urges Stockholders to Vote GOLD Proxy Card FOR Trian’s Four Highly Qualified Nominees

Emphasizes Need for Change in the Boardroom to Address DuPont’s Consistent
Underperformance

NEW YORK, May 6, 2015 – Trian Fund Management, L.P., one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD), which currently beneficially owns approximately 24.6 million DuPont shares valued at approximately $1.8 billion, today released an open letter to DuPont stockholders. Trian believes now is the time to bring change to the DuPont boardroom, and urges stockholders to vote the GOLD proxy card FOR Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta at DuPont’s May 13th Annual Meeting of Stockholders.

Trian’s letter to stockholders can be found below and at: www.DuPontCanBeGreat.com.

Dear Fellow Stockholders:

With DuPont’s May 13th Annual Meeting just around the corner, we would like to thank you for your consideration in this very important election. In a few days, stockholders will have the opportunity to rejuvenate the DuPont Board with new directors who will work constructively with management to build DuPont into a stronger, more transparent and more valuable company.

TRIAN ADDS VALUE IN THE BOARDROOM AND BRINGS THE OWNERSHIP
MENTALITY NECESSARY TO DRIVE LONG-TERM VALUE CREATION

Trian has a track record of adding value in the boardroom, and we believe our four highly qualified nominees have the experience, skills, passion, and independent insight needed to help make DuPont GREAT again. All three leading proxy advisory firms, ISS, Glass Lewis, and Egan-Jones, agree with us that change is needed at DuPont and that Trian brings the ownership mentality necessary to drive meaningful change and long-term value creation.

Trian’s core competency is our ability to be a catalyst for significant operating improvements and increased stockholder value at the companies in which we invest. As ISS noted in its recent report: “the extensive preparation of the Trian method—providing its executives who go on boards with extensive analytic support throughout their tenures—may not be simply desirable, but necessary to drive the appropriate change.”

The Trian portfolio companies at which Nelson Peltz has previously served on the board have OUTPERFORMED the S&P 500 Index by an average of 8.4% annually from the date of Trian’s initial investment through the present.1 If elected, all four Trian nominees will bring relevant skill sets and operating experience to the DuPont boardroom, along with strong track records leading high-performance organizations, fresh perspectives, and an openness to exploring ideas to create long-term value:

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•	Nelson Peltz is CEO and a founding partner of Trian. Mr. Peltz is a director of The Wendy’s Company and serves as its non-executive Chairman. He is also a director of Mondelēz International, Inc. and The Madison Square Garden Company, and has previously served on the boards of directors of Ingersoll-Rand plc, H.J. Heinz Company and Legg Mason Inc., where he was Chairman of the Nominating and Corporate Governance Committee. Mr. Peltz has 40 years of experience in investing, turning around and building companies at both the management and board level.

•	John H. Myers is the former President and CEO of GE Asset Management, where he was responsible for growing the business from $58 billion to $200 billion in assets under management over a decade. Mr. Myers, who also spent over a decade working on the industrial side of General Electric with Jack Welch, has experience balancing the power between division management and the parent company within a conglomerate.

•	Arthur B. Winkleblack is the former Executive Vice President and CFO of H.J. Heinz Company, where he helped lead strategic initiatives that transformed a 100+ year old iconic company by streamlining operations and returning it to consistent and profitable growth.

•	Robert J. Zatta is the former acting CEO and longtime CFO of Rockwood Holdings, Inc., a specialty chemicals company, where he led the turnaround and transformation of Rockwood. Mr. Zatta helped Rockwood achieve best-in-class margins by empowering division management, running a decentralized model with minimal corporate overhead and optimizing the value of the portfolio through M&A.

We greatly appreciate the support we have received from so many of you and urge all stockholders to vote for our FOUR nominees on the GOLD proxy card TODAY so that, together, we can make DuPont GREAT again.

Trian believes DuPont has tremendous potential, as evidenced by our significant investment in DuPont of approximately 24.6 million shares valued at approximately $1.8 billion, and the fact that even after we issued our White Paper in September 2014, we continued to acquire DuPont stock. We believe DuPont’s implied target value per share could be in excess of $120 per share by the end of 2017.2 By contrast, DuPont’s CEO has sold 54% of her stock since Trian invested in 2013, all at prices of $72 or less.3 While DuPont’s CEO speaks of her vision for DuPont, we believe the sales of her DuPont stock reveal her lack of confidence in the future of the Company. We grant stock to our senior executives in order to ensure that their incentives are aligned with stockholders, not so they can sell prematurely.

We believe that our nominees will bring a far greater level of engagement to the DuPont Board than the current DuPont directors who do not have a significant ownership interest in the Company. In our view, these directors do not have an ownership mentality, have been reactive in overseeing DuPont, and have tolerated consistent operational underperformance.

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IT Is Time to ADDRESS the Root Cause of Underperformance:

DUPONT’S Bureaucratic and Bloated Corporate Structure

If elected, our director nominees will work with the other board members and management to address DuPont’s failure to grow earnings, its inability to deliver best-in-class financial metrics, and its failed portfolio strategies, which have led to long-term underperformance.

Failure to grow earnings: Operating earnings in each of 2012, 2013, 2014 and, according to management’s own guidance, 2015, all will be below earnings in 2011.4 Had DuPont met its previously announced financial targets since 2011, EPS would be 51% higher than it actually was in 2014.5

Failure to deliver best-in-class operating metrics: DuPont is underperforming its peers in revenue growth and margins in five of its seven operating segments. Returning DuPont to greatness will require a commitment to achieving best-in-class metrics across all business units. Trian believes there is an opportunity to eliminate $2 to $4 billion of excess corporate costs.6 Given DuPont’s current EBITDA multiple of approximately 10x,7 we believe DuPont could deliver approximately $20 to $40 billion of additional value to stockholders by delivering on Trian’s savings targets, but only if cost-cutting plans are well executed and the resulting savings hit the bottom line.

When DuPont sells businesses, buyers prosper: The same businesses that decline under DuPont ownership have prospered once free from DuPont’s corporate structure. When DuPont announced the sale of its coatings business (Axalta) in 2012 to a private equity buyer, Axalta’s revenue and profits were declining and management viewed the business as mature and no longer core.8 Under new ownership, however, Axalta quickly reduced overhead, invested in growth and more than doubled EBITDA.9 A business that was sold for net proceeds of $4 billion is now valued as a public company at approximately $11 billion.10 Warren Buffett’s Berkshire Hathaway recently became Axalta’s second largest shareholder and the company now trades at 30x forward earnings, a nearly 60% premium to DuPont,11 which is reflective of Axalta’s strong growth and margin profile. We believe what transpired at Axalta illustrates the value creation potential across DuPont’s portfolio.

When DuPont acquires businesses, stockholders suffer: DuPont acquired Danisco in 2011 for $7 billion. Since the acquisition, Danisco’s organic revenue growth has slowed to 3%,12 compared to the company’s 5%13 growth rate from 2006-2011 when Danisco was standalone and the 8-10% growth target set by DuPont.14 Under DuPont ownership, the operating margin is down by approximately 33% from 2010 (pre-transaction).15 Stockholders should not tolerate flawed M&A execution like the acquisition of Danisco.

Long-term underperformance: DuPont’s management and Board argue that performance has been strong as evidenced by the total shareholder return (TSR) generated under Ellen Kullman. Such analysis ignores the fact that DuPont’s stock price when she took office in January 2009 was down more than 50% from the prior year’s high.16 It also ignores the fact that the stock is up significantly despite earnings being down since 2011. Every investor knows that sooner or later a company’s shares will trade based on earnings. DuPont’s shares have not traded based on fundamentals, but rather, in our view, on the expectation that Trian will be a positive agent of

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change.17 Disturbingly, despite the recent share price rally, DuPont’s stock price still remains below where it traded at the time of the Conoco separation in 1998.

THE MARKET HAS SPOKEN

The three days of greatest stock price outperformance versus the S&P 500 Index during CEO Ellen Kullman’s tenure occurred when:

1)	Trian’s stake was first publicly reported by CNBC
2)	Trian released its initial White Paper last fall
3)	ISS last week recommended changes to the DuPont Board and that DuPont stockholders vote the GOLD proxy card for Nelson Peltz and John H. Myers[18]

Meanwhile, the cumulative change in share price over all 32 earnings and guidance events since Ellen Kullman became CEO is a drop of approximately $12 per share.19 In fact, the share price has declined in response to seven of the last nine earnings and guidance events,20 which we believe suggests that trends are worsening.

DO NOT BE DECEIVED BY DUPONT’S SCARE TACTICS

AND MISLEADING STATEMENTS REGARDING TRIAN

DuPont has resorted to scare tactics and misleading statements regarding Trian’s position on key issues. DuPont characterizes Trian’s plan as “a high risk, value destructive plan to break up DuPont” that would add “excessive debt.”21 Trian is not dogmatic as to the best path forward regarding corporate structure. Our main objective is to ensure the operating segments that comprise DuPont achieve best-in-class operating metrics, including revenue growth and margins.

As previously mentioned, five of DuPont’s operating segments underperform peers today. We believe that Trian’s nominees, working as a minority of the Board together with DuPont’s other board members, will be able to assess the corporate structure to determine if management is capable of achieving best-in-class operating metrics with the existing portfolio or whether further portfolio changes are required. Regarding leverage, we are committed to maintaining DuPont’s investment grade credit rating. We find it ironic that we had proposed to DuPont in 2014 that Chemours remain investment grade,22 and DuPont management subsequently chose to make Chemours non-investment grade.23

Now is the Time to Bring Change to DuPont’s Boardroom

We have been owners of DuPont for over two years and believe the company has tremendous long-term potential. Unfortunately, in our view, the DuPont Board has not been an effective fiduciary for stockholders. As ISS’s recent report noted: “[o]perating efficiency is not what it should be, yet instead of addressing the core issues, the board and management, at least in their communications with shareholders, are more inclined to obfuscation than accountability.”

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In addition, consider the following:

•	Earnings guidance has been missed three years in a row from 2012-2014[24] – and management has already lowered 2015 guidance to the low end of the previously announced range after only one quarter.[25]

•	Last year, financial metrics drove a “zero” payout for the corporate performance portion of the Company’s executive bonus plan, and yet the Board’s Compensation Committee awarded 80-100% payouts for individual performance – sending conflicting and irreconcilable messages: according to the Committee, the Company performed poorly but management as individuals performed well.[26]

•	Axalta’s EBITDA and value more than doubled within two years of being sold.[27] In fact, when Trian met with the Lead Director and CEO in December 2013, it was clear to Trian that the Lead Director was unaware of Axalta’s vastly improved performance since the sale. In our view, this was because management holds an “information advantage” over the Board.

DuPont’s Board, in our view, has been reactive and not proactive. Why did DuPont wait until it knew Trian had taken a position to announce a strategic alternatives study of Performance Chemicals (i.e. Chemours)? Why did DuPont wait until one year after Trian shared its White Paper and management once again lowered guidance before announcing the “Fresh Start” cost reduction plan? Why did DuPont wait until Trian filed a slate to upgrade talent on its board (i.e., Messrs. Breen and Gallogly)? Why should stockholders assume the Board will make the best long-term decisions for stockholders going forward once pressure from the proxy contest ceases?

It is time for change at DuPont. We need a Board that is committed to promoting transparency, holding management accountable for poor operating performance, eliminating management’s information advantage over directors, linking management compensation and performance, and helping create value for the benefit of all stockholders.

ENHANCE YOUR INVESTMENT—VOTE GOLD TODAY

Help make DuPont GREAT again. We urge you to vote the GOLD proxy card today to elect Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta. Your vote is important, no matter how many or how few shares you own.

Sincerely,

Nelson Peltz	Peter May	Ed Garden
Founding Partner &	Founding Partner &	Founding Partner &
Chief Executive	President	Chief Investment
Officer		Officer

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More information about Trian and our director nominees can be found on our website at:

www.DuPontCanBeGreat.com

Note: Trian has neither sought nor obtained consent from any third party to use previously published information in this press release. ISS quotes are from the ISS Special Situations Research Analysis, “DuPont (DD): proxy contest with Trian Fund Management,” dated April 26, 2015.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Media Contact:

Anne A. Tarbell

Trian Fund Management, L.P.

(212) 451-3030

atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory

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authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

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Additional Information

Trian and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”) together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company (the “Company”), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

1 For more information, please refer to Appendix B of Frequently Asked Questions (FAQs) for DuPont Stockholders, which was filed with the SEC on April 27, 2015 and is available at www.DuPontCanBeGreat.com. The performance of each investment was measured from the date of Trian’s first purchase of such investment through the earlier of April 16, 2015 or the last day of public trading.

2 For detail on the methodology used by Trian to calculate DuPont’s implied target value per share, please see “Trian’s Implied Target Value Analysis For DuPont Stock”, which were filed with the SEC on April 17, 2015.

3 Source: Form 4 filings and Company proxy statements. According to SEC filings, most of these sales were made pursuant to Rule 10b5-1 trading plans. While Rule 10b5-1 trading plans provide for automatic purchases or sales pursuant to formula or similar method for determining the amount, price and/or date of the transaction, Rule 10b5-1 trading plans may generally be terminated or amended prior to their predetermined end. For additional information, please refer to page 91 of the Trian White Paper, which was filed with the SEC on February 17, 2015, and is available at www.DuPontCanBeGreat.com.

4 Source: DuPont SEC filings, earnings transcripts. 2011 EPS (after adjusting for changes in reporting methodology that DuPont applied to subsequent EPS figures) was $4.32. Operating EPS in 2012, 2013, and 2014 was $3.77, $3.88, and $4.01, respectively. As per April 21, 2015 earning conference call, 2015 Operating EPS is expected “to be at the low end of [DuPont’s] previously communicated range of $4.00 to $4.20.”

5 If DuPont had met its long-term annual EPS growth target of 12% since 2011 (which was announced at the Company’s 2011 Investor Day), EPS would have been $6.07, 51% higher than reported EPS of $4.01.

6 For additional information, please refer to pages 85 and 86 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com.

7 Source: Bloomberg as of May 1, 2015.

8 Sales declined from $4,348mm in 2007 to 4,281mm in 2011. Adjusted EBITDA declined from $380mm to $339mm. Trian’s calculation of adjusted EBTIDA includes an allocation of unallocated corporate expenses, allocated on a % of sales basis. For additional information, please refer to page 24 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com.

9 Source: Axalta Form S-1 filed on 8/20/14, Trian estimates, and SEC filings. Compares 2011 EBITDA reported by DuPont ($339mm) and 2014 EBITDA reported by Axalta ($851mm). DuPont 2011 EBITDA adjusted for unallocated corporate expense (2% of sales), and adds back non-cash items and certain pension expense to make it comparable to Axalta figures. Axalta 2014 EBITDA is Axalta’s Adjusted Operating Income plus D&A. This figure differs slightly from Axalta’s Adjusted 2014 EBITDA (as reported) as it excludes other expense (income) and dividend to non-controlling interest to make it comparable to DuPont figures.

10 Source: Bloomberg as of May 1, 2015.

11 Source: Bloomberg as of May 1, 2015.

12 Source: DuPont SEC filings. This figure reflects revenue growth from Q2 2012-Q4 2014 at Nutrition and Industrial Biosciences segments (the DuPont segments that almost exclusively contain the Danisco businesses).

13 Source: SEC filings. Danisco historical growth rate represents organic growth from FY2005-2010. Fiscal year 2006 growth measures only ingredients growth and Fiscal Year 2007 growth excludes flavours growth (as Danisco sold that business before DuPont acquired Danisco).

14 Source: DuPont’s 2011 Investor Day. 2011 long-term targets are calculated using weighted 2011 sales of Nutrition and Health and Industrial Biosciences.

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15 Source: Company SEC Filings and Transcripts, Danisco Annual and Quarterly Financial Reports and Transcripts. For additional information, please refer to page 25 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com.

16 Source: Bloomberg.

17 While Trian believes that such share price appreciation is attributable to Trian’s involvement as a DuPont stockholder, there is no objective method to confirm what portion of such appreciation was attributable to Trian’s involvement and what portion may have been attributable to other factors.

18 Source: Capital IQ and Bloomberg. For additional information, please refer to pages 61 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com. The increase in the DuPont share price on April 27, 2015 (which represents the second best day of DuPont share price outperformance versus the S&P 500 Index since 2009) occurred after the Trian Discussion Points were published and is not reflected on page 61.

19 For additional information, please refer to pages 62 and 63 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com. These pages detail a $10 share decline on the trading day following all earnings events from January 2009 through January 2015, excluding the Q4 2008 announcement as the CEO did not oversee that period. In addition to the events detailed on these pages, the DuPont share price declined by $2.15 on April 21, 2015 (the trading day following DuPont’s reporting of its Q1 2015 earnings), thereby making the total share price decline equal to more than $12 on the trading day following each of the 32 identified earnings and guidance events.

20 For additional information, please refer to page 63 of the Trian Discussion Points, which were filed with the SEC on April 21, 2015 and are available at www.DuPontCanBeGreat.com.

21 Source: Brochure titled “Next Generation DuPont: Delivering Higher Growth and Higher Value”, which was filed with the SEC on April 1, 2015.

22 See The Open Letter to the DuPont Board (Trian Summary White Paper) dated September 16, 2014, which was filed with the SEC on January 9, 2015 and is available at www.DuPontCanBeGreat.com.

23 Source: “Ratings Action: Moody’s Assigns Chemours Ba3 Corporate Family Rating” 4/24/15 https://www.moodys.com/research/Moodys-Assigns-Chemours-Ba3-Corporate-Family-Rating--
PR_323305?WT.mc_id=AM~RmluYW56ZW4ubmV0X1JTQl9SYXRpbmdzX05ld3NfTm9fVHJhbnNsYXRpb25z~20150424_PR_323305.

24 For further detail on DuPont’s missed guidance for 2012-2014, please refer to page 49 of Trian’s White Paper, which was filed with the SEC on February 17, 2015 and is available on www.DuPontCanBeGreat.com.

25 As per April 21, 2015 earning conference call, 2015 Operating EPS is expected “to be at the low end of [DuPont’s] previously communicated range of $4.00 to $4.20.”

26 Source: 2015 DuPont proxy statement.

27 Please refer to footnote 9 above.

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